 EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made this 4th day of January 2018, by Ngen Technologies USA Corp. (“NGEN”), a Texas Corporation, Clifford M Rhee (“Rhee”) and Edward Carter (“Carter”), whereby NGEN, Rhee and Carter are referred to as the “Sellers” and Greenfield Farms Food, Inc., a Nevada Corporation ("GRAS" or the “Buyer”).

RECITALS:

WHEREAS, the Sellers own and conduct a business known as Ngen Technologies USA Corp (“Ngen”), which engages in the business of 3D technologies including automotive, mobile and display. Ngen has also developed new state-of-art automotive muffler/silencer technologies (hereinafter, the “Business”). The business is located at 5430 LBJ Freeway #1200, in the City of Dallas, County of Dallas, and State of Texas.

WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all Seller's rights, title and interest, in and to certain property and assets, of the Business, including, but not limited to the proprietary technology, manufacturing know -how, customers, purchase orders and contracts on the terms described below (the “Purchased Assets”).

NOW THEREFORE, for the reasons set forth, and in consideration of the mutual covenants and promises of the parties hereto, and intending to be legally bound, the Sellers and Buyer agree as follows:

NOW, THEREFORE, the parties agree as follows:

1.	Purchased Assets and Assumption of Liabilities:

A. Purchased Assets. Subject to the provisions of this Agreement and the exhibits hereto, Buyer agrees to purchase, and Seller agrees to sell, all Seller's rights, title and interest, in and to the Purchased Assets, as listed in Exhibit A to this Agreement.

B. Books and Records. All data, records, files, manuals, and other documentation primarily or exclusively related to or necessary for the ownership, maintenance, use and/or exploitation of the Purchased Assets by the Sellers including: (i) material studies, reports, correspondence and other similar material documents and records primarily or exclusively related to the Purchased Assets, whether in electronic form or otherwise, (ii) client and customer lists, vendor lists, referral sources, research and development reports, production reports, operating guides and manuals, creative materials, advertising materials, promotional materials, studies, reports, and, subject to any Applicable Law, copies of all personnel records, (iii) all patent files, file histories, engineering documents and other technical correspondence reflecting, relating to or used in connection with the Purchased Assets.

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C. Assumed Liabilities. Except for the liabilities listed in Exhibit B to this Agreement, the Buyer shall assume no liability of the Sellers except for normal, ordinary and disclosed obligations. No other liabilities of any kind or nature will be assumed under this Agreement.

2.	Purchase Price.

A. The purchase price for the Purchased Assets as specified in Exhibit A of this Agreement shall be:

(1) It is understood that upon the signing of this Agreement, Sellers will own 1,000 shares (the Seller’s Shares) of Series E Preferred Stock of GRAS. The Seller’s Shares will be issued as listed on Exhibit C to this Agreement. The Sellers agree and acknowledge the Certificate of Designation of the Series E Preferred Stock (the “Series E COD”) as filed with the Secretary of State of Nevada and included herein as Exhibit D to this Agreement. The Series E COD incudes among other matters, the rights of the holders of the Series E Preferred Stock to convert to in the aggregate 85% of the issued and outstanding GRAS common stock, on a post conversion basis.

(2) The issuance of 1,000 shares of Series F Preferred Stock of GRAS issued to Rhee. Rhee agrees and acknowledges the Certificate of Designation of the Series F Preferred Stock (the “Series F COD”) as filed with the Secretary of State of Nevada and included herein as Exhibit E to this Agreement. The Series F COD incudes among other matters, super voting rights, whereby the holder of the Series F Preferred Stock is entitled to vote 51% of all shares eligible to vote on any matters of the corporation subject to vote.

3.	Warranties and Representations. Seller hereby represents and warrants to Purchaser that:

3.1. Sellers have all necessary power and authority to own, lease and operate the Purchased Assets and to operate the Business as now being conducted;

3.2. Sellers have the requisite power and authority to execute, deliver, and perform this Agreement, and when executed and delivered to Buyer will constitute a valid and binding obligation of Seller;

3.3. Neither the execution, delivery nor performance of this Agreement nor the consummation of the transactions contemplated hereby: (i) will conflict with, will result in a violation of any applicable law or judgment; (ii) will result in a breach of any assumed obligation; or (iii) will create any lien or encumbrance upon any of the Purchased Assets;

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3.4. Sellers have good and marketable title to all Purchased Assets and none of the Purchased Assets is subject to any lien, encumbrance, claim, pledge, hypothecation, charge, mortgage, security interest, or restriction of any nature (collectively, the “Liens”);

3.5. There are no actions, suits, proceedings, orders or claims pending or threatened against Sellers, or pending or threatened by Seller against any third party which relate to, or in any way affect, the Purchased Assets or the operation of the Business;

3.6. Sellers have complied in all material respects with all applicable federal, state and local laws, rules, regulations, ordinances, codes, statutes, judgments, orders and decrees in connection with the ownership of the Purchased Assets and the operation of the Business and that neither the ownership nor the use of the Purchased Assets conflicts with the rights of any other person or entity;

3.7. Sellers have no contingent liabilities or other liabilities with respect the Purchased Assets.

3.8. The books and other records of the Seller relating to the Business are true, correct and complete in all material respects;

3.9. The Purchased Assets include all Purchased Assets used or useful in connection with the operation of the Business as currently operated;

3.10. Upon the consummation of the transactions contemplated hereby, Seller will transfer good and valid title to the Purchased Assets free and clear of any Liens;

3.11. The Purchased Assets will be fit for their intended purposes and be fully functional as represented prior to the Closing;

3.12. No brokers or other intermediaries were involved in the sale of the Purchased Assets and no fees or commissions are now outstanding.

3.13. No insolvency proceedings of any character, voluntary or involuntary, affecting the Purchased Assets are pending;

3.14. There are no existing agreements with, options or rights of, or commitments to any person, other than to Buyer, to acquire any of the Purchased Assets or any interest therein;

3.15. The sale of the Purchased Assets pursuant to this Agreement is made in exchange for fair and equivalent consideration. Seller is not now insolvent and will not be rendered insolvent by the sale, transfer and assignment of the Purchased Assets pursuant to the terms of this Agreement. Seller is not entering into this Agreement or any of the other agreements referenced in this Agreement with the intent to defraud, delay or hinder their respective creditors and the consummation of the transactions contemplated by this Agreement, and the other agreements referenced in this Agreement, will not have any such effect. The transactions contemplated in this Agreement or any agreements referenced in this Agreement will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Sellers to any of the Purchased Assets;

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3.16. Sellers warrant that any information provided to Buyer is true and correct and is a fair and accurate presentation of the Purchased Assets and is unaware of any conditions that would adversely affect or substantial impair the Purchased Assets; and

3.17. There are no material omissions or untrue statements contained in this Agreement which are misleading.

4.	Deliveries by Seller and Buyer.

4.1 Deliveries of the Sellers. The Sellers shall deliver to the Buyer at Closing:

(i) at the Closing, an executed copy of this Agreement;

(ii) Complete list of assets to be transferred;

(iii) resolutions of the board of directors of Sellers, authorizing the execution, delivery and performance of this Agreement, each certified by the secretary of Sellers as being complete and in full force and effect on the Effective Date.

(iv) such other agreements, documents, certificates, and instruments reasonably requested by the Buyer to be delivered to the Buyer at or prior to the Closing in connection with the Sellers’ obligations under the terms of this Agreement.

4.2 Deliveries of the Buyers. At the Closing, the Buyer shall deliver to the Sellers:

(i) 500 shares of Series E Preferred Stock issued to Edward Carter and 500 shares of Series E Preferred Stock issued to Clifford Rhee

(ii) 1,000 shares of Series F Preferred Stock issued to Clifford Rhee

(iii) a certificate of good standing of Buyer issued within ten (10) calendar days of the Effective Date.

(iv) copies of resolutions of the board of directors of Buyer, authorizing the execution, delivery and performance of this Agreement, each certified by the secretary of Buyer, as being complete and in full force and effect on the Effective Date.

(v) such other agreements, documents, certificates, and instruments reasonably requested by the Seller to be delivered to the Seller at or prior to the Closing in connection with the Buyer’s obligations under the terms of this Agreement.

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5.	Officers and Directors. Upon signing of the Letter of Intent between the Seller and the Buyer, the executive officers and directors of GRAS were appointed per Exhibit F to this Agreement.

6.	Fees and Expenses. GRAS has and will bear and pay all respective fees and expenses incurred in connection with this Agreement, including, without limitation, accounting and legal, and consulting expenses.

7.	Publicity. The Buyer and Seller each agree that all news releases and other announcements, whether oral or written, to be made with respect to the transaction pursuant to this Agreement shall be approved to in writing by the other party prior to dissemination thereof; provided, however, either party may make any announcement required by applicable law so long as the party so required notifies the other party in writing promptly upon learning of such requirement and in good faith attempts to comply with this paragraph.

8.	Debt Restructure and Spin-Off. In conjunction with the signing of this Agreement, GRAS will have obtained any consents necessary for the execution of this Agreement, including but not limited to the consent of Carebourn Capital, LP. including their agreement and consent to spin out $193,282.53 of their convertible promissory note dated December 30, 2016 (the “Carebourn Debt Restructure”). Additionally, Ronald Heineman the control person of Carmela’s Pizzeria, Inc., (“Carmela’s”) which at the time of this Agreement is a wholly owned subsidiary of GRAS, will, in exchange for accepting the Carebourn Debt Restructure as a liability, be issued 100% of all of the issued and outstanding shares of Carmela’s (the “Carmela’s Spin Out”). The Carebourn Debt Restructure and Carmela’s Spin Out is attached as Exhibit G to this Agreement.

9.	Notices. Any notice required or permitted by this Agreement shall be in writing and effectively delivered for all purposes if delivered personally, by overnight delivery service or by United States mail, certified mail, postage prepaid, return receipt requested and:

If directed to Seller:	Ngen Technologies USA Corp. Clifford Rhee Chairman

If directed to Buyer:	Greenfield Farms Food, Inc. Edward Carter Secretary

All notices shall be deemed delivered upon receipt.

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10.	Survival. The representations, warranties and covenants contained herein shall not survive the execution and delivery of this Agreement and Closing.

11.	Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of Buyer and Seller.

12.	Severability. Any provision of this Agreement that shall be prohibited or unenforceable shall be deemed ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

13.	Entire Agreement. This Agreement, consisting of pages in total, including the Exhibits A, B, C, D, E, F and G sets forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and undertakings, inducements or conditions, express or implied, oral or written.

14.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

15.	Counterparts. This Agreement may be executed in one or more counterparts all of which when taken together constitute one and the same instruments. A signed counterpart is as binding as an original.

16.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

17.	Pending Litigation. The Buyer and Seller each acknowledge the pending litigation filed from plaintiffs Luke Zouvas and Noho, Inc.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

SELLER:		BUYER:
Ngen Technologies USA Corp		Greenfield Farms Food, Inc.

By:	/s/ Clifford Rhee	By:	/s/ Edward Carter
	Clifford Rhee		Edward Carter
	Chairman		Secretary

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EXHIBIT A

PURCHASED ASSETS

Intellectual Property Assignment Agreement (attached)

Purchase Order from Hyundai

All Contracts

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EXHIBIT B

ASSUMED LIABILITIES

None

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EXHIBIT C

SELLER’S SHARES

500 shares of Series E Preferred Stock to be issued to Clifford Rhee

500 shares of Series E Preferred Stock to be issued to Edward Carter

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EXHIBIT D

CERTIFICATE OF DESIGNATION SERIES E PREFERRED STOCK

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EXHIBIT E

CERTIFICATE OF DESIGNATION SERIES F PREFERRED STOCK

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EXHIBIT F

OFFICERS AND DIRECTORS

OFFICERS

Chief Executive Officer: Jason Koo

Interim Chief Financial Officer: Clifford Rhee

Secretary: Edward Carter

DIRECTORS

Chairman of the Board of Directors: Clifford Rhee

Director: Edward Carter

Director: Ronald Heineman

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EXHIBIT G

DEBT RESTRUCTURE AND SPIN OUT

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